UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒		Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FEIHE INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

June 12, 2013

Dear Shareholder:

TIME IS SHORT, AND YOUR VOTE IS IMPORTANT!

At the June 26th special meeting, shareholders of Feihe International, Inc. will consider the proposed merger agreement described in our proxy statement dated May 20, 2013. If the proposed merger is approved, you will have the right to receive $7.40 in cash for each share of Common stock you own following the effective time of the merger, subject to the terms of the proposed merger.

Your board of directors, after careful consideration and acting on the unanimous recommendation of a special committee comprised entirely of independent directors, recommends that you vote FOR the proposed merger agreement. The reasons underlying these recommendations are detailed on pages 34-42 of the proxy statement, which we urge you to carefully review.

REMEMBER, IF YOU FAIL TO VOTE, IT WILL HAVE THE SAME EFFECT

AS A VOTE AGAINST THE MERGER AGREEMENT

Please help your company avoid the expense of further solicitation by voting TODAY--by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card today. Please note that we encourage all shareholders, especially those who reside outside the US, to submit their proxies by telephone or by Internet, to ensure that their shares are represented at the special meeting.

Thank you in advance for your participation and support of this transaction.

Very truly yours,

You-Bin Leng

Chairman and Chief Executive Officer

PLEASE TAKE A MOMENT OF YOUR TIME TO VOTE FOR

Since time is short, we encourage you to vote by telephone or by Internet—simply follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting
your shares, please call the firm assisting us in the solicitation of proxies,
INNISFREE M&A INCORPORATED:
1-888-750-5834 (toll-free from the US and Canada)
+1-412-232-3651 (from other countries)
or
Feihe International, Inc.:
Renee Ren +86 10 8457 4688-8810 (China)
Judy Tu +86 10 6431 3251 (China)